UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

CFS Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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On March 17, 2010, CFS Bancorp, Inc. mailed a letter to its shareholders. A copy of this letter is set forth below as part of this filing.
[CFS Bancorp, Inc. letterhead omitted]
March 17, 2010
Dear Fellow Shareholders of CFS Bancorp:
Think Blue. As noted in previous communications, this year the Company’s PROXY CARD for our 2010 Annual Meeting of Shareholders is BLUE. Among the items to be voted on at the Annual Meeting, you will be asked to elect two directors to your Board.
Your Board has nominated Thomas F. Prisby, Chairman and Chief Executive Officer of CFS Bancorp, and Frank D. Lester, a current independent member of the Board. As detailed in CFS Bancorp’s proxy statement and in this letter, both Tom and Frank are highly qualified individuals who are vital parts of the CFS Bancorp team. Your Board of Directors has unanimously recommended a vote in favor of these nominees.
This year, a group of shareholders operating under the name “PL Capital Group” has indicated it will be sending you another proxy statement along with a white proxy card asking you to instead vote for their nominee to CFS Bancorp’s Board. Management and your Board of Directors recommend that you do not sign and do not return the proxy card containing the name of their nominee, John W. Palmer.
There are multiple reasons why we believe electing Tom Prisby and Frank Lester is important and why electing Mr. Palmer or any other nominee of PL Capital Group would be detrimental to CFS Bancorp, including:
•	CFS Bancorp is in the process of pursuing its transformative Strategic Growth and Diversification Plan, and has invested heavily in the people, technology and infrastructure required to execute this Plan. Despite the challenging economic environment, the Company has made substantial progress in implementing its Plan. As the economy recovers, we believe the Company will begin to more fully realize the benefits from the Plan.
•	We do not believe that now is the time to change the membership of your Board of Directors. Tom Prisby and Frank Lester are the right choices for your Board.
•	PL Capital Group and its nominee have not put forth a single viable alternative to the strategies articulated and being pursued by the Company and your Board of Directors. While we are always open to suggestions from our shareholders, PL Capital Group has only been willing to criticize your Board and management but has offered very little in the way of solutions.
•	PL Capital Group declined to provide your Board’s corporate governance and nominating committee with the information the committee needed to make a full assessment of the PL Capital nominee’s qualifications and suitability for your Board.
•	Based on publicly available information, we believe that PL Capital Group’s nominee offers no relevant prior experience which would enhance the composition or current capabilities of your Board.
CONTINUE READING FOR FURTHER INFORMATION ON THESE AND RELATED ISSUES,
WHICH WE THINK YOU SHOULD CONSIDER BEFORE VOTING, OR YOU MAY SKIP AHEAD
TO THE END OF THIS LETTER FOR OUR RECOMMENDATION.

Your Board of Directors is unanimous in its belief that CFS Bancorp should continue to pursue its Strategic Growth and Diversification Plan.
We believe that CFS Bancorp should continue to pursue its transformative Strategic Growth and Diversification Plan. Our Strategic Growth and Diversification Plan is based on four primary objectives: decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship-based banking opportunities; and expanding and deepening the Company’s relationships with its clients by meeting a higher percentage of the clients’ financial service needs.
The Plan was formulated in 2007 by your Board and management to achieve diversification from and reduce dependence on the residential and non-owner occupied commercial real estate lending markets. To implement the Plan, the Company has invested heavily in its people, including adding three new highly experienced members to its senior management team since 2007. We also have added a number of experienced bankers to our retail and business banking teams to help us achieve the Plan.
Despite what PL Capital Group may attempt to tell you, we are making progress towards achieving the objectives of our Plan. PL Capital, LLC’s website notes that its stated goal is to “change the strategic direction of the banks and thrifts it invests in.” We believe that at this time, a change in strategic direction would be detrimental to CFS Bancorp.
PL Capital Group has offered no viable alternative strategies to those already being pursued aggressively by your Company.
To date, in their public materials and discussions with the Company, PL Capital Group and its nominee have not put forth a single viable alternative to the strategies articulated and being pursued by the Company and your Board. A director of the Company asked PL Capital Group’s nominee what strategies for performance improvement that he would recommend: the nominee has offered none.
The Company has regularly, over the course of its history, reviewed other strategic alternatives with an eye towards creating shareholder value. As previously announced, in October, 2009 we engaged veteran Chicago investment banker David D. Olson to advise the Company on the feasibility of these alternatives in the current environment.
We do not believe that now is the time to change the membership of your Board of Directors. Tom Prisby and Frank Lester are the right choices for your Board.
Your Board’s nominees are highly qualified, proven executives who not only play an important role at the Company, but they also have an intimate understanding of our market, our communities and our customers — all of which are crucial now in these challenging and uncertain economic times as well as in the Company’s long term success.
Thomas F. Prisby has been the chairman of the board and chief executive officer of CFS since its incorporation in 1998 and of the Bank since 1996. Tom has significant executive, financial and operational experience, as well as his extensive knowledge of and credibility within the financial services industry. With four decades of bank management experience over varying economic cycles, Tom is able to provide the Board with a perspective that we believe is imperative given today’s economic and regulatory environment.

Frank D. Lester has been a director of CFS since 2001 and the Bank since 2000. Frank is a member of our audit committee. Prior to retiring in 2007, Frank served as president of Union Tank Car Company, a member of the Marmon Group, in Chicago, Illinois. As president of Union Tank Car, Frank was accountable for the company’s 65,000 leased railcar fleet, 8,000 car manufacturing capacity in three plants, and the railcar maintenance network in the United States and Mexico — totaling 3,500 employees and $500 million in annual revenue. Frank’s previous executive management experience, analytical aptitude, and leadership provide us with a wealth of knowledge from which to draw upon.
Given the small Board size and active Board member involvement, we believe putting PL Capital’s nominee on your Board in place of even a single Company nominee would distract the Company’s focus on executing its Strategic Growth and Diversification Plan.
PL Capital Group refused to provide your Board’s corporate governance and nominating committee with requested information regarding its nominee as part of the Company’s nominating process.
The Company contacted PL Capital Group and asked for a written response to twelve items so that your Board’s corporate governance and nominating committee could consider the qualifications and potential conflicts of interests of the dissident shareholder group’s proposed nominee. PL Capital refused to provide the corporate governance and nominating committee with the requested information in writing. The information requested included, for example, Mr. Palmer’s goals and objectives for the Company, an identification of other banks in which PL Capital currently has or previously had a significant ownership interest or on which Mr. Palmer has served on their boards of directors, and whether PL Capital Group had ever engaged in any short sales of the Company’s common stock.
The information that we requested was much less detailed than what the federal bank regulatory agencies like the Federal Reserve, the FDIC, the Comptroller of the Currency and the Office of Thrift Supervision require under certain circumstances through the “Interagency Biographical and Financial Report” — which is 15 pages long. Because PL Capital refused to provide the information requested, your Board’s corporate governance and nominating committee was unable to make a full assessment of Mr. Palmer’s qualifications nor consider him for nomination to your Board of Directors.
Based on publicly available information, PL Capital Group’s nominee seems to offer no relevant prior experience which would enhance the composition or current capabilities of your board.
Mr. Palmer is a self-proclaimed “expert” in mergers and acquisitions, capital restructurings and asset purchases and divestitures, and is a certified public accountant. His biography cites no operational experience in banking, he has never been a lender, and his relevant public accounting experience was nearly 14 years ago. Both of the financial institution holding companies in which Mr. Palmer previously served on their boards, along with his New Jersey-based PL Capital partner Richard J. Lashley, were merged out of existence more than five years ago.
PL Capital Group’s nominee has publicly expressed an unwillingness to maintain a banking relationship with Citizens Financial Bank or to refer business to the Bank. These are the types of activities your Board’s current directors voluntarily and enthusiastically embrace.
Your current Board is comprised of six directors. Five of the six directors are independent. Of these five, two have prior experience as audit partners in national, big 4 accounting firms. Bob Ross chairs the audit committee and is the Company’s designated “audit committee financial expert” as defined by the SEC. The Company’s three remaining independent directors have either served as chief executive officers or business unit heads of large publicly held or private organizations, and collectively have a wide breadth of relevant experience.

OUR CONCLUSION
We do not believe that electing PL Capital’s nominee is in the Company’s long term best interests. Your Board and its nominees have articulated and executed against our stated Strategic Growth and Diversification Plan in order to allow the Company to return to profitability and prosper over the long term while addressing the ongoing economic challenges we face. Your Board has been, and remains, engaged, involved and committed to acting in your best interests and that of all shareholders.
OUR RECOMMENDATION
VOTE THE BLUE PROXY CARD FOR YOUR BOARD’S DIRECTOR NOMINEES.
Many of our shares are held by individual investors, so your vote is important, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the BLUE proxy card TODAY and discard all proxy cards that you may receive from PL Capital. If your shares are held in “street-name” (i.e., in an account at a bank or broker), please follow the voting instructions contained in the materials that your bank or broker forward to you. IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT LAUREL HILL ADVISORY GROUP, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (888) 742-1305.
We thank you for your continued confidence and support.
Best regards,

Gregory W. Blaine	Gene Diamond	Frank D. Lester

Robert R. Ross	Joyce M. Simon
The Independent Directors of CFS Bancorp, Inc.
IMPORTANT INFORMATION
The Company has filed its definitive proxy statement with the Securities and Exchange Commission (SEC) on March 17, 2010 in connection with the solicitation by the Board of Directors of proxies to be voted in favor of its director nominees at the Company’s 2010 Annual Meeting of Shareholders. Shareholders are strongly encouraged to read the definitive proxy statement and accompanying BLUE proxy card because they contain important information. Shareholders are able to obtain for free the proxy statement and all other relevant documents filed by the Company with the SEC at the SEC’s internet website at www.sec.gov. Copies of the definitive proxy statement and all other relevant documents filed by the Company with the SEC may also be obtained free from the Company by contacting Monica F. Sullivan, Vice President/Corporate Secretary of the Company, at (219) 836-2960 or at 707 Ridge Road, Munster, Indiana 46321.
INFORMATION REGARDING PARTICIPANTS
The Company, its directors and certain officers and employees may be deemed to be participants in the solicitation of proxies by the Board of Directors in connection with the matters to be considered at the 2010 Annual Meeting of Shareholders. Information regarding the participants and their interests are included in the Company’s definitive proxy statement relating to the 2010 Annual Meeting of Shareholders.

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